                                                                    EXHIBIT 10b1


                      [Letterhead of Fortune Brands, Inc.]


                                                               September 1, 2000

Mr. Thomas J. Flocco
256 Sheridan Road
Winnetka, Illinois  60093

          Re:  Compensation Agreement
               ----------------------

Dear Mr. Flocco:

          This letter will evidence the agreement of Fortune Brands, Inc. (the "Company") to make the payments and provide the benefits hereafter described in the event of a termination of your employment following a change in control of the Company. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and those of its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that, in the event action is taken to bring about a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of senior members of the Company's management, including yourself, to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a change in control.

          The Company must, of course, remain free to effect changes in management and terminate employment. However, in order to induce you to join and remain in the

Mr. Thomas J. Flocco                                           September 1, 2000


employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control (as defined below) under the circumstances described below. You shall also be entitled to any Gross-Up Payment provided by the last section hereof with respect to the exercise of stock options, performance awards, limited rights and other awards under the Company's Long-Term Incentive Plan and any successor plans whether or not your employment is terminated. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on February 28, 2000) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on February 28, 2000) of 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors ("Voting Securities") of the Company, excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or entity controlled by the Company, or
(D) any acquisition pursuant to a transaction that complies with clauses (A),
(B) and (C) of clause (iii) below, (ii) more than 50% of the members of the Board of Directors of the Company shall not be Continuing Directors (which term, as used herein, means the directors of the Company (A) who were members of the Board of Directors of the Company on February 28, 2000 or (B) who subsequently became directors of the Company and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by the Company's stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under

Mr. Thomas J. Flocco                                           September 1, 2000


the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors), (iii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (A) the stockholders of the Company immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) ("Newco") immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on February 28, 2000)), directly or indirectly, 20% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Company existed prior to such corporate transaction and
(C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors or (iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

          1.   Termination Following Change in Control.  If and only if a Change
               ---------------------------------------
in Control of the Company shall have occurred and if at the time of the Change in Control you shall be an officer of the Company, you shall be entitled to the benefits provided in Section 2 hereof upon the subsequent termination of your employment after such Change in Control, unless such termination is as a result of your death or by the Company for Disability or Cause or by you other than for Good Reason, as set forth below.

          (a)  Disability.  Termination of employment by the Company for
               ----------
Disability hereunder shall be deemed to have occurred only if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis

Mr. Thomas J. Flocco                                           September 1, 2000


for 180 consecutive days and, within 30 days after Notice of Termination (as hereinafter defined) is given to you by the Company, you shall not have returned to the full-time performance of your duties.

          (b)  Cause.  Termination of employment by the Company for Cause shall
               -----
be deemed to have occurred only if (i) termination shall have been the result of
(A) an act or acts of dishonesty on your part constituting a felony and intended to result directly or indirectly in substantial gain or personal enrichment to you at the expense of the Company, or (B) your willful and continued failure substantially to perform your duties as an officer of the Company as such duties exist at the time of a Change in Control (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes that you have not substantially performed your duties and you are given a reasonable time after such demand substantially to perform your duties, and (ii) there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i)(A) or (i)(B) of this sentence and specifying the particulars thereof in detail. Your employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based (i) was done or omitted to be done (A) as a result of bad judgment or negligence on your part, or (B) without intent of gaining therefrom directly or indirectly a profit to which you were not legally entitled or (C) as a result of your good faith belief that such act or failure to act was not opposed to the interests of the Company, or (ii) is an act or failure to act in respect of which you meet the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors' and officers'

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Mr. Thomas J. Flocco                                           September 1, 2000


liability insurance of the Company, in each case as in effect at the time of such act or failure to act.

          (c)  Good Reason.  Termination of employment by you for Good Reason
               -----------
shall be deemed to have occurred only if you terminate your employment for any of the following reasons:

          (i) without your express written consent, the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company at the time of a Change in Control, or a change in your reporting responsibilities, titles or offices as in effect at the time of a Change in Control, or any removal of you from, or any failure to re-elect you to, any of such positions, except in connection with the termination of your employment as a result of your death or by the Company for Disability or Cause or by you other than for Good Reason;

          (ii) a reduction by the Company in your base salary as in effect at the time of a Change in Control plus all increases therein subsequent thereto;

          (iii) the failure of the Company substantially to maintain and to continue your participation in the Company's benefit plans as in effect at the time of a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of a Change in Control. For the purposes hereof such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the Annual Executive Incentive Compensation Plan of the Company and the Company's Retirement Plan, Supplemental Plan (as defined in
     Section 2(d)) (including the supplemental profit-sharing and supplemental tax deferred and related Company matching award provisions thereof), Retirement Savings Plan (as defined in Section 2(e)) (including the tax deferred and related Company

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Mr. Thomas J. Flocco                                           September 1, 2000


     matching contributions thereof) and Long-Term Incentive Plan;

             (iv) the target bonus awarded by the Compensation and Stock Option Committee of the Company to you under the Annual Executive Incentive Compensation Plan of the Company subsequent to a Change in Control is less than such amount last awarded to you prior to a Change in Control ($175,000 if a Change in Control occurs prior to your first award under the Annual Executive Incentive Compensation Plan of the Company);

             (v) the sum of your base salary and amount paid to you as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the calendar year in which the Change in Control occurs or any subsequent year is less than the sum of your base salary and the amount awarded (whether or not fully paid) to you as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was greater (your incentive compensation for this purpose shall be deemed to be $175,000 prior to the first payment of incentive compensation to you under the Annual Executive Incentive Compensation Plan of the Company);

             (vi) the relocation of the offices at which you are employed to a location more than 35 miles from their location at the time of a Change in Control or the Company's requiring you to be based anywhere other than at such offices, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations at the time of a Change in Control;

             (vii) the failure of the Company to provide you with a number of paid vacation days at least equal to the number of paid vacation days to which you were entitled at the time of a Change in Control plus any increases therein subsequent thereto;

             (viii) any purported termination of your employment which is not effected pursuant to a

Mr. Thomas J. Flocco                                           September 1, 2000


     Notice of Termination satisfying the requirements of subsection (d) of this
     Section 1 (and, if applicable, subsection (b) of this Section 1), and for purposes of this Agreement, no such purported termination shall be effective; or

             (ix) your good faith determination that due to a Change in Control you are not able effectively to discharge your duties.

             (d)   Notice of Termination. Any termination by the Company
                   ---------------------
pursuant to subsections (a) or (b) of this Section 1 or by you pursuant to subsection (c) of this Section 1 shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

             (e)   Termination Date.  "Termination Date" shall mean (i) if
                   ----------------
employment is terminated because of your death, the date of your death, (ii) if employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), (iii) if employment is terminated for Good Reason, the date specified in the Notice of Termination, and
(iv) if employment is terminated for Cause or any other reason, the date on which a Notice of Termination is given; provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided further, however, that if the dispute is resolved in favor of the Company, the Termination Date shall not be so extended but shall be the date determined under clauses (i) through (iv) of this subsection 1(e).

Mr. Thomas J. Flocco                                           September 1, 2000


          2.  Compensation Upon Termination.
              -----------------------------

          (a) If your employment is terminated as a result of your death or for Disability or Cause subsequent to a Change in Control, the Company shall have no obligation to pay any compensation to you under this Agreement, but this Agreement shall have no effect on any other obligation the Company may have to pay you compensation to which you may otherwise be entitled.

          (b) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, then the Company shall pay to you as severance pay in a lump sum on the fifth day following the Termination Date the following amounts:

          (i) your full base salary and your accrued but unpaid vacation pay through the Termination Date at the rate in effect at the time of a Change in Control plus any increases therein subsequent thereto; and

          (ii) in lieu of any further salary payments, annual incentive compensation awards or defined contribution plan allocations to you for periods subsequent to the Termination Date, an amount equal to the product of (A) the sum of (1) your annual base salary at the rate in effect at the time of a Change in Control plus any increases therein subsequent thereto, plus (2) the greatest of $175,000, the amount that was paid to you under the Annual Executive Incentive Compensation Plan of the Company (as in effect at the time of a Change in Control) for the year immediately preceding the year in which the Change in Control occurs (but, for any such immediately preceding year as to which the award has not been determined and paid at the time of the Change in Control, not less than the amount that you would have received if you had been paid the same amount as for the last year prior to the Change in Control for which an award was actually paid) and the amount paid to you under such Annual Executive Incentive Compensation Plan for the year immediately preceding the year in which a Notice of Termination is given, plus (3) the greater of the amount that was allocated to your account from

Mr. Thomas J. Flocco                                           September 1, 2000



     contributions made by the Company under the Retirement Savings Plan (as defined in Section 2(e)) (including the Company 401(k) matching contribution thereunder) and the supplemental profit-sharing provisions (including the Company matching award related to the supplemental tax deferred amounts therein) of the Supplemental Plan (as defined in Section 2(d)), each as in effect at the time of a Change in Control, for the year immediately preceding the year in which the Change in Control occurs and that amount that would have been required to be so allocated to you (assuming that you elected the maximum employee contribution) under each such plan for the year immediately preceding the year in which a Notice of Termination is given, multiplied by (B) the number three.

In the event the Notice of Termination is given prior to your first full year's allocation under the Retirement Savings Plan, the amount in (ii)(A)(3) above shall be $30,000.

          (c) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, the Company shall maintain in full force and effect, for your continued benefit for a three year period after the Termination Date, all employee life, health, accident, disability, medical and other employee welfare benefit plans, programs or arrangements in which you were participating immediately prior to the date of the Change in Control plus all improvements therein subsequent thereto, provided that your continued participation is possible under the terms and provisions of such plans, programs, and arrangements. In the event that your participation in any such plan, program or arrangement is barred, the Company shall arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under such plan, program or arrangement if you had remained a participant for such additional three year period. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company which relates specifically to you. In the event a Change in Control occurs prior to your eligibility to

Mr. Thomas J. Flocco                                           September 1, 2000


participate in any such plan, you shall be deemed for purposes of this paragraph to be participating in those plans that cover Senior Vice Presidents of this Company generally.

          (d) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, then in addition to the retirement benefits to which you are entitled under the Retirement Plan for Employees and Former Employees of Fortune Brands, Inc. (the "Qualified Plan"), if any, the Supplemental Plan of Fortune Brands, Inc. (the "Supplemental Plan"), and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide you with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the "Pension Plans"), the Company shall pay you monthly beginning at the earliest date payments commence under the Pension Plans an amount equal to the excess of (i) over (ii) below where

          (i) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which you would have been entitled under the terms of each of the Pension Plans in which you were an active participant at the date of a Change in Control (without regard to any amendment made subsequent to a Change in Control which adversely affects in any manner the computation of your benefits) determined as if you were fully vested thereunder and had accumulated three additional years of Service thereunder (subsequent to your Termination
     Date) at your rate of Actual Earnings in effect on the date of a Change in Control plus any increases subsequent thereto,

and where

          (ii) equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which you are entitled under the terms of each of the Pension Plans in

Mr. Thomas J. Flocco                                           September 1, 2000


     which you were an active participant at the date of a Change in Control.

For purposes of clause (i), the term "Actual Earnings" as used with reference to any of such Pension Plans shall include amounts paid to you pursuant to subsections (b)(ii)(A)(1) and (2) and (b)(ii)(B) of this Section 2 and such amounts shall be deemed to represent three years of Actual Earnings for purposes of determining your highest consecutive five year average rate of Actual Earnings. The supplemental pension benefits determined under this subsection 2(d) shall be payable by the Company to you and your contingent annuitant, if any, in the same manner and as long as your pension benefits under the Supplemental Plan and shall be adjusted actuarially to reflect payment in a form other than a straight life annuity. Benefits hereunder which commence prior to age 60 shall be reduced to reflect early commencement to the extent, if any, provided in the Qualified Plan. All defined terms used in this subsection 2(d) shall have the same meaning as in the Qualified Plan, unless otherwise defined herein or otherwise required by the context.

          (e) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, the Company shall pay to you as additional severance pay in a lump sum on the fifth day following the Termination Date an amount, if any, equal to the nonvested portion of your account balances under the Fortune Brands Retirement Savings Plan (the "Retirement Savings Plan").

          (f) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control and a dispute exists concerning the termination as set forth in subsection (e) of Section 1, the Company shall continue to pay your full base salary through the date the dispute is finally resolved as provided in subsection (e) of Section 1.

          (g) You shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be

Mr. Thomas J. Flocco                                           September 1, 2000



reduced by any compensation earned by you as the result of employment by another employer after the Termination Date or by any other compensation.

          (h) In the event the Termination Date occurs within less than three years prior to your Normal Retirement Date (as defined in the Qualified Plan), the multiplier "three" in subsection (b)(ii)(B) of this Section 2 and the three year period referred to in subsections (c) and (d) of this Section 2 shall be changed so that they shall each equal the number of whole years and fraction thereof or fraction of a year that will elapse between the Termination Date and Normal Retirement Date.

          (i) Any benefits to which you are entitled under any Company severance pay program covering salaried employees shall be reduced by benefits paid under Section 2(b)(ii). Any benefits to which you are entitled under
Section 2 shall be reduced by the amount of any payments made to you pursuant to the Severance Agreement dated as of January 1, 2000 between you and the Company.

          (j) If the Company shall terminate your employment other than for Disability or Cause or if you shall terminate your employment for Good Reason subsequent to a Change in Control, the Company shall pay to you as incentive compensation for the period through the Termination Date:

               (i) the unpaid portion of the amount awarded to you as incentive compensation under the Company's Annual Executive Incentive Compensation Plan for the calendar year immediately preceding the year in which the Termination Date occurs (but, for any such immediately preceding year as to which the award has not been determined and paid, not less than the amount that you would have received if you had been awarded the same amount paid to you for the most recent year for which an award was actually paid) in a lump sum on the fifth day following the Termination Date; and

               (ii) incentive compensation under the Company's Annual Executive
             Incentive

Mr. Thomas J. Flocco                                           September 1, 2000



             Compensation Plan (as in effect at the time of a Change in Control) for the calendar year in which the Termination Date occurs, in an amount equal to the amount you would have received thereunder if you had been awarded an amount for the year in which your Termination Date occurs equal to the amount paid to you for the year immediately preceding the year in which the Change in Control occurs (but, for any such immediately preceding year as to which the award has not been determined and paid, not less than the amount that you would have received if you had been paid the same amount for the year immediately preceding the year in which the Change in Control occurs as the amount awarded to you for the last year prior to the Change in Control for which an award was actually paid) or, if greater, the amount awarded to you for the year immediately preceding the year in which a Notice of Termination is given, with such incentive compensation amount prorated for the portion of the year through the Termination Date and paid at the time awards thereunder are paid under the terms of such Annual Executive Incentive Compensation Plan as in effect immediately prior to the Change in Control. In the event the Notice of Termination is given prior to your first full year's award under the Annual Executive Incentive Compensation Plan, the incentive compensation amount in this clause (ii) shall be $175,000, which amount shall then be subject to proration as set forth in the immediately preceding sentence.

The payments under this Section 2(j)(ii) shall be reduced by the amount actually paid to you under the Annual Executive Incentive Compensation Plan for the calendar year in which the Termination Date occurs.

          3.  Successors; Binding Agreement.
              -----------------------------

          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all

Mr. Thomas J. Flocco                                           September 1, 2000


of the business or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you had given Notice of Termination for Good Reason as of the day immediately before such succession became effective and had specified that day in the Notice of Termination. As used in this Agreement, "Company" shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives and successors in interest under this Agreement.

          4.  Termination.  This Agreement may be terminated by the Company as
              -----------
of a date set forth in a notice to you given at any time at least six months prior to a Change in Control, provided that if a Change in Control occurs within such six month period subsequent to the delivery of the notice of termination of this Agreement by the Company, then this Agreement shall continue in effect in accordance with its terms notwithstanding such notice. This Agreement shall terminate on the third anniversary of any Change in Control unless a Notice of Termination shall have been given prior thereto and provided further that, notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement shall also continue in effect notwithstanding such notice or your ceasing to have at the time of a Change in Control the status as an officer of the Company required by Section 1 hereof (whether by change of title, termination of employment or otherwise) if the notice is given or you cease to have such status at the instance or suggestion of a third party following commencement of discussions

Mr. Thomas J. Flocco                                           September 1, 2000


with the Company that ultimately result in a Change in Control.

          5.  Notice.  Any notice, demand or other communication required or
              ------
permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

          6.  Miscellaneous.  This Agreement constitutes the entire
              -------------
understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, relating to the subject matter hereof. This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

          7.  Separability.  The invalidity or unenforceability of any provision
              ------------
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          8.  Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

          9.  Withholding of Taxes.  The Company may withhold from any benefits
              --------------------
payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Mr. Thomas J. Flocco                                           September 1, 2000



          10.  Non-assignability.  This Agreement is personal in nature and
               -----------------
neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 3 hereof. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by your will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 10 the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

          11.  Excise Taxes.  In the event that you become entitled to payments
               ------------
under Section 2 of this Agreement, or as a result of the exercise, or acceleration of the exercisability, of stock options or performance awards, or the exercise of limited rights or other awards under the Company's Long-Term Incentive Plan or any successor plan, or any other payments or benefits received or treated as having been received by you in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in such a change or any person affiliated with the Company or such person) ("the Agreement Payments"), if any of the Agreement Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you on the fifth day following the Termination Date (or if your employment has not terminated, on the fifth day following the receipt of the Agreement Payment) an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any Excise Tax on the Agreement Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 11, shall be equal to the Agreement Payments. For purposes of determining whether payments or benefits of the types referred to in the preceding sentence are Agreement Payments and whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such

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

Mr. Thomas J. Flocco                                           September 1, 2000


Excise Tax, (i) any such payments or benefits received or to be received by you shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by PricewaterhouseCoopers LLP and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Agreement Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by PricewaterhouseCoopers LLP in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment required in respect of Agreement Payments other than under Section 2 of this Agreement shall be payable whether or not your employment terminates. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of your termination of employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and

Mr. Thomas J. Flocco                                           September 1, 2000


state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax and any interest or penalties in respect thereof is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          If this letter correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                    Sincerely,

                                    FORTUNE BRANDS, INC.




                                    By _______________________________
                                       Anne C. Linsdau
                                       Vice President-Human Resources


Agree to this _____ day of

_____________, 2000.

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